Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Zapata Computing Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	13,000,000	$0.52(2)	$6,760,000	0.00014760	$997.78
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amount					$6,760,000		$997.78
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$997.78

(1)

Represents 500,000 shares previously issued to the selling stockholder and up to 12,500,000 shares that are issuable at the option of the registrant pursuant to a purchase agreement with the selling stockholder. The shares will be offered for resale by the selling stockholder. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock, as reported on the Nasdaq Stock Market on August 26, 2024, which date is within five business days prior to the filing of this registration statement.